Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

     AGREEMENT by and between The Chubb Corporation (the “Company”), and John D. Finnegan (the “Executive”) dated as of the 21st day of January, 2003.

     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ the Executive as the Company’s President and Chief Executive Officer and to have the Executive become a member of the Board;

     WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and

     WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

          1. Effective Date. The “Effective Date” shall mean December 1, 2002.

          2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary thereof (the “Initial Term”), provided that, commencing on December 1, 2003, the employment period shall be extended each day by one day to create a new two-year term until, at any time on or after such date, the Company or the Executive delivers a written notice (a “Notice of Non-Renewal”) to the other Party that the employment period shall expire at the end of such two-year term (the Initial Term as so extended, the “Employment Period”).

          3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive shall serve as the President and Chief Executive Officer of the Company and shall be responsible for the general management of the Company, with such authority, duties and responsibilities as are commensurate with such positions and as may be consistent with such positions (taking into account the duties and responsibilities of the non-executive Chairman of the Board, if any), reporting directly to the Board, and (B) the Executive’s principal location of employment shall be at the principal headquarters of the Company; provided, that the Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement. In addition, the Company shall cause the Executive to be appointed as a member of the Board as of the Effective Date, and following such date, the Executive shall remain on the Board, subject to Section 4(g), and shall perform his duties as a director of the Company conscientiously and faithfully.

               (ii) The Executive agrees that during the Employment Period, he shall devote substantially all of his business time, energies and talents to serving as the Company’s President and Chief Executive Officer, perform his duties conscientiously and faithfully subject to the reasonable and lawful directions of the Board, and in accordance with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies and code of conduct (collectively, the “Company Policies”) applicable to all Company employees or senior executives generally and copies of which have been or will be provided to the Executive within a reasonable period of time following the adoption of the particular Company Policy. During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 8, to (A) serve on corporate, civic or charitable boards or committees; provided, that, the Parties agree that the Executive shall not serve on any corporate boards (other than as provided in this Agreement) prior to December 1, 2003, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not materially inhibit or interfere with the performance of the Executive’s responsibilities as the President and Chief Executive Officer or as a director of the Company in accordance with this Agreement.

          (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (“Annual Base Salary”) of not less than $1,200,000, payable pursuant to the Company’s normal payroll practices. During the Employment Period, the current Annual Base Salary shall be reviewed for increase only (and once increased shall never be decreased) at such time as the salaries of senior officers of the Company are reviewed generally, provided that, the Executive’s first such review shall occur no earlier than calendar year 2004. The Executive and the Company shall in good faith attempt to mitigate any loss of the Company’s tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Executive’s Annual Base Salary.

               (ii) Annual Bonus. For each fiscal year completed during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) based upon performance targets that are established by the compensation committee of the Board, provided that, the Executive’s target Annual Bonus shall be at least 125% of his Annual Base Salary (the “Target Bonus”) and his maximum Annual Bonus shall be at least 250% of his Annual Base Salary. Notwithstanding the foregoing, with respect to fiscal year 2002, the Executive shall receive an Annual Bonus equal to the product of (A) the Target Bonus and (B) 1/12, and with respect to fiscal year 2003, the Executive shall receive an Annual Bonus at least equal to the Target Bonus. The Executive and the Company shall in good faith attempt to mitigate any loss of the Company’s tax deduction under Section 162(m) of the Code with respect to the Executive’s Annual Bonus.

               (iii) Retirement Benefits.

A. General. The Executive shall become a participant in any qualified or nonqualified retirement plans maintained by the Company, including but not limited to the Pension Plan, the Pension Excess Plan, the Chubb Capital Accumulation Plan (“CCAP”), the Excess CCAP, the Employee Stock Ownership Plan (“ESOP”), and the Excess ESOP, in each case, as amended from time to time, in accordance with the eligibility conditions set forth in each such plan. The Executive shall become a participant in any retirement plan that is available to senior executives of the Company. In addition, the Executive shall receive a Pension SERP, CCAP SERP and ESOP SERP, as described herein.

B. Pension SERP. The Executive shall be entitled to an annual supplemental pension benefit from the Company equal to 6% of the Executive’s “Final Average Compensation” (as defined below) for each full year (with fractional credit for partial years) that the Executive serves as an employee of the Company, up to a maximum of 60% of the Executive’s Final Average Compensation. This annual benefit shall be reduced by (1) any amounts payable to the Executive under the Pension Plan and the Pension Excess Plan or any other additional, successor or replacement pension plan of the Company, (2) any pension benefits payable to the Executive by the entity that employed the Executive as of November 3, 2002 (the “Previous Employer”) or any of its affiliates, and (3) the Executive’s primary Social Security benefit as determined by the Company. For purposes of determining the discount (if any) for early commencement of payments, the column in Table I of Section 3.2 of the Pension Plan under the heading “At Least 25 Years” shall be applied to the gross SERP benefit prior to the application of any offsets. For purposes of determining Pension SERP benefits payable in the form of a joint and survivor annuity, the factors contained in Table A (“Subsidized”) of the Pension Plan shall be used. “Final Average Compensation” shall mean the annualized average of the Executive’s “SERP Compensation” (as hereinafter defined) during the highest-paid five calendar years out of the last ten calendar years of the Executive’s employment with the Company, or the final 60 months of the Executive’s employment with the Company if higher, or if the Executive has been employed by the Company less than 60 months, the total number of months of the Executive’s employment. “SERP Compensation” shall mean the sum of (x) the Executive’s Annual Base Salary paid under Section 3(b)(i), (y) Annual Bonus paid under Section 3(b)(ii) and (z) profit-sharing payments made under the Profit Sharing Plan, disregarding in each case any amount deferred for any reason. The Pension SERP benefit shall be payable in accordance with the payment option elected by the Executive, in accordance with the election procedures set forth in the Pension Excess Plan. Except as specifically provided in this Agreement, the other terms and conditions of the Pension SERP shall be governed by the terms of the Pension Excess Plan as if the benefits under the Pension SERP were paid from the Pension Excess Plan.

C. CCAP SERP. The Executive shall be entitled to a lump sum benefit, within 30 days after the Date of Termination (as defined in Section 4(f)), equal to (a) the amount of the Company matching contribution that would have been credited to the Executive under the CCAP and Excess CCAP if the Executive were eligible to receive such matching contributions during the period from the Effective Date until the date that the Executive first becomes eligible to receive company matching contributions under the CCAP and Excess CCAP, accumulated with interest at the rate of five percent per year for the period beginning on the date the Executive would have been credited for such amount under the CCAP and Excess CCAP and ending on the Date of Termination, plus (b) the amount, if any, that the Executive forfeits under the CCAP and Excess CCAP as the result of a termination of his employment (other than as described in clause (E) below) prior to his becoming 100% vested in the benefits payable under such plans, plus (c) an additional amount (if any) representing the benefits that the Executive would have received, accumulated with interest at the rate of five percent per year for the period beginning on the date the Executive would have accrued the benefit and ending on the Date of Termination, had, for all purposes of determining the Executive’s benefits under the CCAP and Excess CCAP, the Executive been deemed to have 27 years of service with the Company as of the Effective Date, provided that the payments in this clause (c) shall not be duplicative of the payments in clauses (a) and (b) above.

D. ESOP SERP. The Executive shall be entitled to a lump sum benefit, within 30 days after the Date of Termination, equal to (a) the amount of money that would have been credited to the Executive under the ESOP and Excess ESOP if the Executive were eligible for those plans, during the period from the Effective Date until the date that the Executive first becomes eligible to join the ESOP and Excess ESOP, accumulated with interest at the rate of five percent per year for the period beginning on the date the Executive would have been credited for such amount under the ESOP and Excess ESOP and ending on the Date of Termination, plus (b) the amount, if any, that the Executive forfeits under the ESOP and Excess ESOP as the result of a termination of his employment (other than as described in clause (E) below) prior to his becoming 100% vested in the benefits payable under such plans, plus (c) an additional amount (if any) representing the benefits that the Executive would have received, accumulated with interest at the rate of five percent per year for the period beginning on the date the Executive would have accrued the benefit and ending on the Date of Termination, had, for all purposes of determining the Executive’s benefits under the ESOP and Excess ESOP, the Executive been deemed to have 27 years of service with the Company as of the Effective Date (other than for purposes of determining the Executive’s eligibility to diversify his ESOP and Excess ESOP accounts), provided that the payments in this clause (c) shall not be duplicative of the payments in clauses (a) and (b) above.

E. Certain Terminations During Initial Term. In the event that, prior to the end of the Initial Term, the Executive (i) resigns without Good Reason (as defined in Section 4(c)) or (ii) is terminated for Cause (as defined in Section 4(b)), the Executive shall not be entitled to receive any of the Pension SERP, CCAP SERP and ESOP SERP, as described above, and the Company shall not be obligated to pay such benefits to the Executive.

               (iv) Cash Payment. As compensation for the forfeiture of the following awards from the Previous Employer: (x) 11/12 times the Executive’s 2002 annual bonus under the Previous Employer’s Annual Incentive Plan, (y) the Executive’s 2002 Leadership Challenge Grant and (z) the Executive’s 2000-2002 performance stock payout, a cash payment will be made to the Executive equal to the value of such forfeited incentives within 10 days of substantiation of the value of such incentives based on extrapolation from amounts earned by other executives under such programs as set forth in the Previous Employer’s annual proxy statement and/or such other sources that reasonably demonstrate to the Company that such amounts would have been earned by the Executive had he remained employed by the Previous Employer through the date payment of such forfeited incentives would have been made, provided that, the aggregate amounts payable pursuant to this Section 3(b)(iv) shall be subject to a maximum of $3,000,000, provided, further, that any amounts payable by or on behalf of the Previous Employer with respect to, or in cancellation of, the foregoing incentives shall reduce

(but not below zero) on a dollar-for-dollar basis the amounts payable pursuant to this Section 3(b)(iv).

               (v) Make Whole Stock Option. As compensation for the forfeiture of the 560,099 options to purchase the Previous Employer’s common stock (the “Previous Employer Options”), as disclosed previously to the Company, the Company shall grant to the Executive as of the date immediately following the Effective Date (the “Grant Date”) a stock option (the “Replacement Option”) under The Chubb Corporation Long-Term Stock Incentive Plan (the “Plan”) with a Black-Scholes value equal to the Black-Scholes value of the Previous Employer’s Options as of the last trading date prior to the Grant Date. The Black-Scholes values to be calculated under this Section 3(b)(v) shall be determined as soon as reasonably practicable following the last trading date prior to the Grant Date in a manner consistent with the methodology used by Mercer Human Resources Consulting (the “Firm”) for valuing stock options granted to employees of its publicly-traded clients during the year 2002 through the Grant Date. The Replacement Option shall have a ten-year term and shall vest and become exercisable in three equal installments on the first anniversary of the Grant Date, the second anniversary of the Grant Date and the third anniversary of the Effective Date, provided that, the Executive remains in the employ of the Company through each such date. The exercise price per share of the Replacement Option shall be the average of the highest and lowest sales prices of the Company’s common stock, par value $1.00 per share (the “Common Stock”) reported for consolidated trading on the New York Stock Exchange as of the date on which the award is granted, or, if the Common Stock shall not have been traded on such date, the average of such highest and lowest sales prices on the first day prior thereto on which the Common Stock was so traded (the “Fair Market Value”). Except as specifically set forth herein, the Replacement Option shall have the same terms and conditions as similar grants made by the Company to senior executives generally in 2002, as such terms are set forth in the award agreement attached as Exhibit A. Any amounts payable by or on behalf of the Previous Employer with respect to, or in the cancellation of, the Previous Employer Options (or any reduction in the actual number of the forfeited stock options from the Previous Employer to less than 560,099) shall reduce (but not below zero) on a dollar-for-dollar basis the Black-Scholes value of the Replacement Option.

               (vi) Make Whole Restricted Stock. As compensation for the forfeiture of performance awards for the 2001-2003 and 2002-2004 award cycles at the Previous Employer, the Company shall grant to the Executive on the Grant Date a number of restricted shares of Common Stock under the Plan with a Fair Market Value of $3.6 million as of the Grant Date (the “Restricted Stock”). The restrictions with respect to the Restricted Stock shall lapse 50% per year beginning on the first anniversary of the Effective Date, provided that, the Executive remains in the employ of the Company through each such date. Except as specifically set forth herein, the Restricted Stock shall have the same terms and conditions as similar grants made by the Company to senior executives generally in 2002 as such terms are set forth in the award agreement attached as Exhibit B. Any amounts payable by or on behalf of the Previous Employer with respect to, or in cancellation of, the Previous Employer’s performance awards referenced in this Section 3(b)(vi) shall reduce (but not below zero) on a dollar-for-dollar basis the Fair Market Value of the Restricted Stock to be granted to the Executive.

               (vii) Stock Option Award. As of the Grant Date, the Executive shall be granted an option to purchase a number of shares of Common Stock under the Plan, and such option shall have a Black-Scholes value equal to $6,000,000 (the “Option”). The Black-Scholes value to be calculated under this Section 3(b)(vii) shall be determined on or as soon as reasonably practicable following the Grant Date in a manner consistent with the methodology used by the Firm for valuing stock options granted to employees of its publicly traded clients during the year 2002 through the Grant Date. Except as specifically set forth herein, the Option shall have the same terms and conditions as similar grants that have been made by the Company to senior executives generally in 2002, as such terms are set forth in the award agreement attached as Exhibit C. One-half of the Black-Scholes value of the Option (i.e., $3 million) shall be granted to the Executive in the form of an option to purchase shares with an exercise price per share equal to the Fair Market Value and the other half of the Black-Scholes value of the Option (i.e., $3 million) shall be granted to the Executive in the form of an option to purchase shares with an exercise price per share equal to the product of (A) 1.25 and (B) the Fair Market Value.

               (viii) Performance Share Award. The Executive shall be granted at such time in calendar year 2003 as such awards are granted to the Company’s senior executives generally a performance share award with respect to the 2003 – 2005 performance award period with respect to shares of Common Stock having a target Fair Market Value on the date of grant equal to $1,800,000, subject to the terms and conditions applicable to the Company’s senior executives generally.

               (ix) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally. The fringe benefits and perquisites described in the preceding sentence shall include: appropriate use of Company aircraft (for business travel only); long-term disability benefits as provided to other senior executives, but with an annual benefit of not less than 60% of the Executive’s current Annual Base Salary; for Executive’s automobile benefit, use of a Company-provided car and driver (for business use only and in lieu of any car stipend); club dues and membership (including initiation fees) at one country club; annual financial counseling as provided to other senior executives; and death benefits under group life plans or supplemental plans with a benefit of no less than five times the Executive’s current Annual Base Salary. In addition, following the Executive’s retirement or any termination of his employment, the Executive shall be entitled to retiree health benefits pursuant to the retiree health plans, practices, programs and policies of the Company (or under programs providing the same benefits), and for purposes of determining the amount of the Executive’s contributions and benefits under such plans, practices, programs and policies, the Executive shall be considered to have 27 years of service with the Company as of the Effective Date (and shall be considered to have been hired before January 1, 1999 for purposes of determining his eligibility for Company-subsidized benefits) (the “Executive’s Retiree Health Benefits”), provided, that the Executive shall not be entitled to the Executive’s Retiree Health Benefits in the event that prior to the end of the Initial Term (i) the Executive resigns without Good Reason (as defined below) or (ii) is terminated for Cause (as defined below). As of the Effective Date, the Executive shall also become a participant in the Company’s Profit Sharing Plan, and for all purposes of such plan, shall be considered to have 27 years of service with the Company as of the Effective Date, provided, that the Executive shall not be entitled to receive any benefits under such plan in the event that prior to the end of the Initial Term (i) the Executive resigns without Good Reason or (ii) is terminated for Cause.

               (x) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for business expenses reasonably incurred by the Executive in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.

               (xi) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally, provided that for purposes of determining the Executive’s vacation benefits, the Executive shall be considered to have 27 years of service with the Company as of the Effective Date.

               (xii) Change-in-Control Benefits.

A. The Executive shall receive the change-in-control benefits provided to senior executives of the Company generally (it being understood that in lieu of the executive severance agreement provided to other senior executives of the Company, the Executive shall receive the Change in Control Employment Agreement (“CIC Agreement”) entered into simultaneously with this Agreement) under the Company’s compensation plans (including vesting of any equity awards in the manner provided to other senior executives of the Company generally). In addition, anything in this Agreement to the contrary notwithstanding, at all times during the Employment Period and at all times after the Employment Period, in the event it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section 3(b)(xii) shall not be conditioned upon the Executive’s termination of employment.

B. Subject to the provisions of Section 3(b)(xii)(C), all determinations required to be made under this Section 3(b)(xii), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm selected by the Company and approved by the Executive, with such approval not being unreasonably withheld (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3(b)(xii), shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 3(b)(xii)(C) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

C. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

a. give the Company any information reasonably requested by the Company relating to such claim,

b. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

c. cooperate with the Company in good faith in order effectively to contest such claim, and

d. permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax and income and employment tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(b)(xii)(C), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax and income and employment tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

D. If, after the receipt by the Executive of a Gross-Up Payment or an amount advanced by the Company pursuant to Section 3(b)(xii)(C), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 3(b)(xii)(C), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(b)(xii)(C), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

E. Notwithstanding any other provision of this Section 3(b)(xii), the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

F. Definitions. The following terms shall have the following meanings for purposes of this Section 3(b)(xii):

a. “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

b. A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) by any member of the Affiliated Group to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

G. Exclusive Gross-Up. In the event that the Executive becomes entitled to a Gross-Up Payment hereunder, the Executive shall not be entitled to a Gross-Up Payment under Section 8 of the CIC Agreement.

          (c) Other Entities. The Executive agrees to serve, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment (collectively, the Company and such entities, the “Affiliated Group”), as determined by the Company, provided, that such service does not materially interfere with the Executive’s performance of his duties and responsibilities as the President and Chief Executive Officer of the Company. As used in this Agreement, the term “affiliates” shall include any entity controlled by, controlling, or under common control with the Company.

          4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties with the Company on a full-time basis for six consecutive months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician mutually selected by (i) the Company or its insurers and (ii) the Executive or the Executive’s legal representative. If the Parties cannot agree on a licensed physician, each Party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.

          (b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

               (i) the Executive’s willful and continued failure to substantially perform his duties under this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued after a written demand for substantial performance, signed by a duly authorized member of the Board, is delivered to the Executive, specifying the manner in which the Executive has failed to substantially perform; or

               (ii) the Executive’s willful engagement in any malfeasance, fraud, dishonesty or gross misconduct, each of which must (x) be in connection with his position as the President and Chief Executive Officer of the Company (or as a director of the Company or an officer or director of any member of the Affiliated Group) and (y) materially damage the Company economically or otherwise; or

               (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; or

               (iv) the Executive’s breach of Section 13(c) of this Agreement that materially damages or could reasonably be expected to materially damage the Company economically or otherwise; or

               (v) the Executive’s material breach of Section 8 or Section 13(b) of this Agreement.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s act or omission was in the best interests of the Company. A termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (after at least ten days’ written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii), (iii), (iv) or (v) above, and specifying the particulars thereof in detail.

          (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. If (x) an event or circumstance set forth in clauses (i) through (viii) below shall have occurred and the Executive provides the Company with written notice thereof within a reasonable period of time after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 15 days after the receipt of such notice, and (z) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above, the Executive shall be considered to have resigned for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the Executive’s express written consent (and except in consequence of a prior termination of the Executive’s employment), the occurrence of any of the following:

               (i) a reduction by the Company in the Executive’s highest Annual Base Salary or a reduction in the Executive’s Target Bonus as a percentage of the Executive’s Annual Base Salary; or

               (ii) the failure of the Executive to be appointed to any of the positions described in Section 3(a)(i) or his removal from any such position (other than pursuant to Section 4(g) or pursuant to a termination of the Executive’s employment for death, Disability or Cause); or

               (iii) a material diminution in the Executive’s duties or responsibilities (other than as a result of the Executive’s physical or mental incapacity) or the assignment to the Executive of duties or responsibilities materially inconsistent with the Executive’s position and status as the President and Chief Executive Officer of the Company; or

               (iv) a material change in the Executive’s reporting relationship so that the Executive no longer reports solely to the Board in his positions as President and Chief Executive Officer; or

               (v) a breach by the Company of any of its material obligations to the Executive under this Agreement; or

               (vi) the Company requiring the Executive’s principal location of employment to be at any office or location more than 50 miles from the current principal headquarters of the Company in Warren, New Jersey (other than to the extent agreed to or requested by the Executive); or

               (vii) a breach by the Company of Section 10 or Section 13(a) of this Agreement; or

               (viii) any failure by the Company to comply with and satisfy Section 9(b) of this Agreement.

          (d) Voluntary Termination. The Executive may voluntarily terminate his employment without Good Reason (other than due to death, Disability or retirement), and such termination shall not be deemed to be a breach of this Agreement.

          (e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

          (f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or if the Executive voluntarily resigns without Good Reason, the date on which the terminating Party notifies the other Party of such termination,

(iii)  if the Executive’s employment is terminated by reason of death, the date of death of the Executive, (iv) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date, or (v) if the Executive’s employment is terminated by the Executive or the Company as a result of a Notice of Non-Renewal, the second anniversary of such notice.

          (g) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds or has ever held with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, the Board and all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

          5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause; Non-Renewal. If, during the Employment Period, (1) the Company shall terminate the Executive’s employment other than for Cause, death or Disability, (2) the Executive shall terminate employment for Good Reason, or (3) in the event of a Notice of Non-Renewal delivered to the Executive by the Company:

               (i) the Company shall pay to the Executive in a lump sum in cash within 30 days (except as specifically provided in Sections 5(a)(i)(A)(3) and 5(a)(i)(A)(4)) after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) the Executive’s Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(x) but have not been reimbursed by the Company as of the Date of Termination, (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid) and (4) the product of (x) the Annual Bonus that the Executive would have earned, if any, for the fiscal year in which the Date of Termination occurs if the Executive had been employed by the Company for the full plan year, based on the Company’s and the Executive’s actual performance payable at the time such Annual Bonus would otherwise have been paid, and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, in each case, to the extent not theretofore paid; and

B. the amount equal to the product of (x) the Severance Multiple (as defined below) and (y) the sum of (I) the Executive’s Annual Base Salary and (II) the average Annual Bonus paid to the Executive in respect of the last three completed fiscal years immediately prior to the Date of Termination or such lesser number of completed fiscal years that the Executive was employed by the Company as of the Date of

Termination, provided that, such amount in clause (II) shall not be less than the Target Bonus if the Date of Termination occurs during fiscal year 2002 or 2003; and

               (ii) any stock options, restricted stock, performance shares and any other stock-based long-term incentive compensation award held by the Executive (whether granted under this Agreement or otherwise) shall vest immediately (with option exercisability continuing until the first to occur of the fifth anniversary of the Date of Termination or the end of the scheduled option term); and

               (iii) the Executive shall be treated for purposes of accrual of benefits (age and service) under the SERP, as if the Executive had remained an active employee of the Company following the Date of Termination for a number of years equal to the Severance Multiple, provided that, for purposes of this Section 5(a)(iii) only, in the event that the Date of Termination occurs within 2.5 years after the Effective Date, the Executive’s aggregate number of years of service under the Pension SERP shall be no less than five years, and if the Date of Termination occurs in 2003 or in 2004, but prior to the determination of the Executive’s Annual Bonus for 2003, the Executive’s compensation for purposes of determining the Executive’s “Final Average Compensation” under the Pension SERP shall include the Target Bonus with respect to year 2003; and

               (iv) for a number of years (full and partial) after the Executive’s Date of Termination equal to the Severance Multiple (the “Continuation Period”), the Company shall continue health and other welfare benefits to the Executive and, if applicable, the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies of the Company if the Executive’s employment had not been terminated; provided, that the Executive continues to make all required contributions; provided, however, that, if the Executive becomes re-employed with another employer and is eligible to receive such benefits under another employer-provided plan, the health and other welfare benefits described herein shall no longer be provided by the Company. Following the Continuation Period, the Executive shall be entitled to the Executive’s Retiree Health Benefits; and

               (v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement (other than any severance plan, program, policy or practice or contract or agreement) of the Company and its affiliates (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.

Notwithstanding anything contained herein to the contrary, the Executive shall be entitled to receive from the Company a full tax gross-up with respect to any excise tax imposed on him under Section 4999 of the Code with respect to any payments or benefits from the Company or any member of its Affiliated Group as provided for under Section 3(b)(xii). Except with respect to payments and benefits under Sections 5(a)(i)(A)(1), 5(a)(i)(A)(2) and 5(a)(v), all payments and benefits to be provided under this Section 5(a) shall be subject to the Executive’s execution and non-revocation of a release substantially in the form attached hereto as Exhibit D.

For purposes of a termination set forth in Section 5(a)(1) or 5(a)(2), the “Severance Multiple” shall mean 2.5. In the event of a termination of employment set forth in Section 5(a)(3), the Severance Multiple shall be 2.5 if the Executive’s Date of Termination as a result of the Company providing the Executive with a Notice of Non-Renewal (the “Non-Renewal Termination Date”) is prior to the Executive’s attainment of age 58; if the Non-Renewal Termination Date is prior to the Executive’s attainment of age 59 and on or after the Executive’s attainment of age 58, the Severance Multiple shall mean 2.0; in the event that the Non-Renewal Termination Date is prior to the Executive’s attainment of age 60 and on or after the Executive’s attainment of age 59, the Severance Multiple shall mean 1.5; in the event that the Non-Renewal Termination Date is prior to the Executive’s attainment of age 61 and on or after the Executive’s attainment of age 60, the Severance Multiple shall mean 1.0; and in the event that the Non-Renewal Termination Date is prior to the Executive’s attainment of age 62 and on or after the Executive’s attainment of age 61, the Severance Multiple shall mean 0.5. If the Non-Renewal Termination Date is on or after the Executive’s attainment of age 62, the Severance Multiple shall mean 0.0.

The Parties agree that any amounts due under this Section 5(a) are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

          (b) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period (including by providing to the Company a Notice of Non-Renewal), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive the Executive’s Retiree Health Benefits (subject to the provisions of Section 3(b)(ix)), an amount equal to the amount set forth in clauses (1) and (2) of Section 5(a)(i)(A) above, and the timely payment or provision of the Other Benefits, in each case to the extent theretofore unpaid.

          (c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the obligation to pay or provide to the Executive’s beneficiaries the Executive’s Retiree Health Benefits (if applicable), an amount equal to the amount set forth in clauses (1), (2), (3) and (4) of Section 5(a)(i)(A) above, and the timely payment or provision of the Other Benefits, including any applicable life insurance benefits.

          (d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide to the Executive the Executive’s Retiree Health Benefits, an amount equal to the amount set forth in clauses (1), (2), (3) and (4) of Section 5(a)(i)(A) above, and the timely payment or provision of Other Benefits, including any applicable disability benefits.

          6. Non-Exclusivity of Rights. Except as specifically provided otherwise, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company, or any of its subsidiaries for which the Executive is otherwise eligible, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or its subsidiaries; provided, that, the Executive shall not receive severance benefits or excise tax gross-up under both this Agreement and the CIC Agreement, and the CIC Agreement shall supercede this Agreement during the period the CIC Agreement is applicable. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

          7. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment. In the event of any dispute between the Company and the Executive under this Agreement during or after termination of the Executive’s employment, the Company agrees to pay, to the full extent permitted by law, all professional fees, costs and expenses which the Executive may reasonably incur as a result of any such contest. The Company shall pay directly all professional fees and expenses reasonably incurred by the Executive in connection with the negotiation and preparation of this Agreement, subject to a maximum of $100,000.

          8. Covenants.

          (a) Confidential Information. The Executive shall hold in a fiduciary capacity for benefit of the Affiliated Group, all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive’s employment by the Affiliated Group that is not public knowledge (other than as a result of the Executive’s violation of this Section 8(a)) (“Confidential Information”). For the purposes of this Section 8(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Affiliated Group, except with prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities as the President and Chief Executive Officer of the Company. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the

Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or the Affiliated Group, as applicable, and shall be turned over to the Company upon termination of the Executive’s employment.

          (b) Non-Recruitment of Affiliated Group Employees. The Executive shall not, at any time during the Restricted Period (as defined in this Section 8(b)), without the prior written consent of the Company, directly or indirectly, contact, solicit, recruit, or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous twelve months an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of any member of the Affiliated Group to cease their relationship with any member of the Affiliated Group for any reason, except for terminations of employment in the ordinary course of business. This Section 8(b) shall not apply to recruitment of employees for the Affiliated Group and shall not apply to the Executive’s personal administrative staff who perform secretarial-type functions. The “Restricted Period” shall mean the period of Executive’s employment with the Company and its subsidiaries and the additional period ending on the second anniversary of the Date of Termination.

          (c) No Competition — Solicitation of Business. During the Restricted Period, the Executive shall not, either directly or indirectly, compete with the business of the Company by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 1-percent shareholder of a publicly traded company), in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in (1) the property and casualty insurance business, including commercial insurance, personal insurance, specialty insurance, surety, excess and surplus lines and/or reinsurance, (2) the accident and health insurance business other than if incident to providing life insurance, (3) any of the businesses in which Chubb Financial Solutions is engaged during the Restricted Period, (4) the insurance agency or brokerage business, and/or (5) any other significant business of the Company or any of its subsidiaries as of the Date of Termination, provided that a business set forth in clauses (1) through (4) shall not be considered a “Competitive Business” in the event that, as of the Date of Termination, such business (i) is not a business of the Company or any of its subsidiaries or (ii) is no longer a business of the Company or any of its subsidiaries.

          (d) Remedies. The Executive acknowledges and agrees that the terms of Section 8: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Section 8 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The Parties further acknowledge and agree that the provisions of Section 12(a) below are accurate and necessary because (A) this Agreement is entered into in the State of New Jersey, (B) as of the Effective Date, New Jersey will have a substantial relationship to the Parties and to this transaction, (C) as of the Effective Date, New Jersey will be the headquarters state of the Company, which has operations nationwide and has a compelling interest in having its employees treated uniformly within the United States, (D) the use of New Jersey law provides certainty to the Parties in any covenant litigation in the United States, and (E) enforcement of the provision of this Section 8 would not violate any fundamental public policy of New Jersey or any other jurisdiction. If any of the provisions of Section 8 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

          9. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all or a substantial portion of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all or a substantial portion of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement within 15 days after such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. A breach of this Section 9(b) shall be deemed to be Good Reason under Section

4(c)(viii). As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          10. Financial Representation. The Company represents to the Executive that, as of the Effective Date, all financial statements for each quarter and fiscal year since January 1, 1999 (as filed in the Company’s Forms 10-K and 10-Q reports) fairly present in all material respects the financial condition and results of operations of the Company in conformity with GAAP as of the applicable reporting dates, except as reported in the notes and year-end adjustments to those financial statements.

          11. Indemnification. The Company shall indemnify the Executive as an officer, director and employee of the Company and any member of the Affiliated Group and in the same amounts to the maximum extent permitted under Article Twelfth of the Company’s Restated Certificate of Incorporation, the Company’s by-laws and applicable law. The Company shall maintain directors’ and officers’ liability insurance coverage during the Executive’s employment and thereafter for the duration of any period of limitations during which any action, if any, may be brought against the Executive for his service as an officer, director or employee of the Company and any member of the Affiliated Group and in the same amounts, and on the same terms and conditions as applicable to other former senior executives and directors of the Company.

          12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of New Jersey, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file for the Executive at the Company.

With a copy to:

Stewart Reifler, Esq.
Vedder, Price, Kaufman & Kammholz
805 Third Avenue
New York, New York 10022

If to the Company:

The Chubb Corporation
15 Mountain View Road
Warren, New Jersey 07059

Attention: General Counsel

With a copy to:

Michael S. Katzke, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f) From and after the Effective Date, this Agreement shall supersede any other employment, severance or change-in-control agreement between the Parties with respect to the subject matter hereof, including without limitation the Term Sheet dated as of November 3, 2002, but not including the CIC Agreement.

          13. Representations. (a) The Company hereby represents and warrants to the Executive that it is fully authorized and empowered to enter into this Agreement and to perform its obligations hereunder and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

          (b) The Executive hereby represents and warrants to the Company that (i) the Executive is not party to any contract, understanding, agreement or policy, whether or not written, with the Previous Employer or otherwise, that would be breached by the Executive’s entering into, or performing services under, this Agreement, (ii) to the Executive’s knowledge, the letter provided to the Company prior to the date hereof by the Executive from the Previous

Employer, dated November 25, 2002 (the “Letter”), completely and accurately reflects the compensation and benefits from the Previous Employer (A) to which the Executive is entitled and (B) that will be forfeited by the Executive, as a result of the Executive’s termination of employment with the Previous Employer, and (iii) to the Executive’s knowledge, except as set forth in the Letter, no severance or termination payments or benefits have been provided or will be provided by the Previous Employer or any of its affiliates to the Executive. In the event that the Executive receives or learns that he will receive any material severance or termination payments or benefits other than as reflected in the Letter, the Executive agrees to inform the Company in writing within 30 days of the receipt or knowledge of such severance or termination payments or benefits.

          (c) The Executive further represents that he has disclosed to the Company in writing all material (i) threatened claims that (x) are unresolved and still outstanding as of the Effective Date and (y) have been received by the Executive in writing during the 24 months prior to the Effective Date, (ii) existing claims, and (iii) pending claims, in each case, against him of which he is aware, if any, as a result of his employment with the Previous Employer or his membership on any boards of directors which could be reasonably expected to be materially damaging to the Executive monetarily, reputationally or otherwise.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ John D. Finnegan
JOHN D. FINNEGAN

THE CHUBB CORPORATION

By:	/s/ Lawrence M. Small
Title:	Chair, Organization and Compensation Cmte

THE CHUBB CORPORATION LONG-TERM STOCK INCENTIVE PLAN (2000)	Employee Stock Option Award Nonstatutory EXHIBIT A

1.	Pursuant to the provisions of The Chubb Corporation Long-Term Stock Incentive Plan (2000) (the “Plan”), The Chubb Corporation (the “Corporation”) on the date set forth below granted and hereby evidences the grant, subject to the terms and conditions set forth herein and in the Plan, the option (the “Option”) to purchase from the Corporation 250,920 shares of Common Stock, $1.00 par value, of the Corporation, at the purchase price of $58.425 per share, the Option to be exercisable as hereinafter provided. The option is intended to be a nonstatutory stock option which does not qualify as an incentive stock option within the meaning of section 422 of the Internal Revenue Code of 1986 as amended. All capital terms used herein which are not otherwise defined herein shall have the meaning specified in the Plan.

2.	Subject to the terms and conditions hereof and of the Plan, the Option shall become exercisable in three equal installments of 83,640 shares on the first, second and third anniversaries of December 2, 2002, provided that the Optionee remains in the employ of the Corporation through each such date.

Any exercise of the Option shall be made by giving the Corporation or its designee written notice of exercise specifying the number of shares to be purchased and specifying whether, and to what extent, the option is being exercised. The notice of exercise shall be accompanied by tender to the Corporation of the full purchase price of said shares and the related amount of income taxes required to be withheld by the Corporation, unless the Optionee has elected to have shares withheld to satisfy such income tax withholding in accordance with the rules promulgated by the Committee. Payment of the purchase price of the shares shall be made in cash, check, shares of Common Stock of the Corporation, or a combination of the foregoing provided, however, that the Committee may, in its sole discretion, prohibit or limit the use of shares of Common Stock of the Corporation as part or full payment of the purchase price.

3.	Without limiting the generality of paragraph 1 hereof, it is understood and agreed that the Option is subject to the following conditions:

(a)	The Option shall not in any event be exercisable after the close of business on December 1, 2012;

(b)	The Option shall not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Optionee, shall be exercised only by the Optionee or by the Optionee’s guardian or legal representative unless the Committee determines that permitting such an exercise by a guardian or legal representative will violate any applicable federal or state law; and

(c)	Neither the Optionee nor any legal representative, legatee, or distributes of the Optionee shall be deemed to be a holder of or possess any shareholder rights with respect to any shares subject to the Option prior to the issuance of such shares upon exercise of the Option.

(Page 1 of 4)

THE CHUBB CORPORATION LONG-TERM STOCK INCENTIVE PLAN (2000)	Employee Stock Option Award Nonstatutory

(d)	The grant of the Option should be considered extraordinary, and is not part of the Optionee’s regular compensation. The granting of options may be terminated at any time, and this current grant does not confer any right or expectation that awards will be made to the Optionee in the future.

4.	Restoration Options. (a) Subject to the conditions of paragraph 4(b) below, in the event the Optionee exercises the Option, in whole or in part, and pays the purchase price by delivering shares of Common Stock, the Optionee shall automatically be granted on the date of such exercise a Restoration Option. Such Restoration Option shall be a Nonstatutory Stock Option for the number of shares so tendered plus, if applicable, any shares of Common Sock tendered to satisfy withholding tax liability arising in connection with such exercise, shall have a purchase price per share equal to the Fair Market Value of a share of Common Stock on the date of such exercise, shall be exercisable from the date of grant of such Restoration Option until the earlier of (i) the expiration date specified in paragraph 3(a) above or the time provided in paragraph 7(a), (b) or (c) below, as applicable, and shall be reflected in a Restoration Option Award furnished to the Optionee as soon as practicable after the date of such exercise.

(b) Paragraph 4(a) shall not be applicable (i) to an exercise of the Option after December 2, 2009, (ii) to an exercise of the Option when the Fair Market Value of a share of Common Stock is not at least $73.03, (iii) to an exercise of the Option at any time after the Optionee has terminated employment with the Corporation for any reason, or (iv) if the Committee determines that paragraph 4(a) shall not be applicable.

5.	The granting of the Option shall not constitute nor be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any of its Subsidiaries to employ or continue the employment of the Optionee for any period.

6.	In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Option, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (1) the number and kind of shares, subject to the Option and (2) the exercise price with respect to the Option and/or, if deemed appropriate, make provision for a cash payment to the person holding the Option provided, however, that the number of shares subject to the Option shall always be a whole number.

(Page 2 of 4)

THE CHUBB CORPORATION LONG-TERM STOCK INCENTIVE PLAN (2000)	Employee Stock Option Award Nonstatutory

7.	Termination of Employment.

(a)	Except as provided in subparagraph (b) and subparagraph (c) of this paragraph 7, the Option shall be automatically cancelled upon the Optionee’s termination of employment.

(b)	Upon termination of the Optionee’s employment for retirement on or after Optionee’s Normal Retirement Date or Earliest Retirement Age under the Corporation’s Pension Plan, or by reason of the disability (as defined in such Pension Plan) of the Optionee, or for any reason with the consent of the Committee, the Option if outstanding for one year prior to such termination date shall be fully exercisable by the Optionee after the date of such termination through the expiration date of the Option specified in accordance with paragraph 3 (a), above. In the event of death of the Optionee (whether before or after termination of employment), the Option if outstanding for one year prior to such death (if not previously cancelled) shall be fully exercisable by the Optionee’s legal representative through the expiration date of the Option specified in accordance with paragraph 3 (a) above.

(c)	Upon termination of the Participant’s employment that would give rise to benefits under Section 5(a) of the Employment Agreement by and between the Corporation and the Participant effective as of December 1, 2002, the Option shall vest in accordance with the terms therein.

(d)	Transfer from the Corporation to a Subsidiary, from a Subsidiary to the Corporation, or from one Subsidiary to another shall not be considered a termination of employment. Nor shall it be considered a termination of employment if the Optionee is placed on a military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship.

8.	Mergers, Sales and Change in Control. In the case of (i) any merger, consolidation or combination of the Corporation with or into another corporation (other than a merger, consolidation or combination in which the Corporation is the continuing corporation and which does not result in its outstanding stock being converted into or exchanged for different securities, cash or other property, or any combination thereof) or a sale of all or substantially all of the business or assets of the Corporation or (ii) a Change in Control (as defined below) of the Corporation, the Option if then outstanding shall become exercisable in full.

A “Change in Control” shall be deemed to have occurred if (a) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially 25% or more of the Common Stock outstanding, or (b) following (i) a tender or exchange offer for voting securities of the Corporation, or (ii) a proxy contest for the election of directors of the Corporation, the persons who were directors of the

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THE CHUBB CORPORATION LONG-TERM STOCK INCENTIVE PLAN (2000)	Employee Stock Option Award Nonstatutory

Corporation immediately before the initiation of such event cease to constitute a majority of the Board of Directors of the Corporation upon the completion of such tender or exchange offer to proxy contest or within one year after such completion.

9.	Any notice to be given hereunder to the Corporation, other than with respect to option exercises, shall be addressed to The Chubb Corporation, attention Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and any notice given hereunder to the Optionee shall be addressed to him at this address as shown on the records of the Corporation.

10.	The Optionee agrees to be bound by the terms and conditions hereof and of the Plan.

11.	Governing Law. The Option and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of New York.

THE CHUBB CORPORATION

By:	/s/ Henry G. Gulick

Secretary

Date:	December 2, 2002

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THE CHUBB CORPORATION LONG-TERM STOCK INCENTIVE PLAN (2000)	Restricted Stock Award EXHIBIT B

1.	Pursuant to the provisions of The Chubb Corporation Long-Term Stock Incentive Plan (2000) (the “Plan”), The Chubb Corporation (the “Corporation”) on the date set forth below granted and hereby evidences the grant to John D. Finnegan (the “Participant”), subject to the terms and conditions set forth herein and in the Plan, a Restricted Stock Award (the “Award”) of 61,617 shares of Restricted Stock (“Restricted Shares”). All capitalized terms used herein which are not otherwise defined herein shall have the meaning specified in the Plan.

2.	It is understood and agreed that the grant of Restricted Shares evidenced hereby is subject to the following conditions:

(a)	Except as provided in paragraph 4 and 5, the Restriction Period for shares pursuant to this Award shall be as follows: for 30,809 shares granted under this Award, December 2, 2003; for 30,808 shares granted under this Award, December 2, 2004. Certificates evidencing the Restricted Shares shall be issued by the Corporation and registered in the name of the Participant on the stock transfer books of the Corporation but during the Restriction Period, such certificates shall bear all appropriate legend, such legend to be removed only if, and when, the Restriction Period ends as provided herein. As a condition to receiving this Award, Participant shall deliver to the Corporation the attached stock power duly endorsed in blank. Notwithstanding the above, the Participant shall be entitled to exercise all rights, except the rights specifically prohibited by paragraph 2(c), otherwise held by an owner of a share of Common Stock, including the right to receive free of restrictions all cash dividends paid on such Common Stock.

(b)	In order to comply with any applicable securities laws, the Corporation may require the Participant (i) to furnish evidence satisfactory to the Corporation (including a written and signed representation letter) to the effect that all Restricted Shares were acquired for investment only and not for resale or distribution and (ii) to agree that all Restricted Shares shall only be sold by the Participant following registration under the Securities Act of 1933 or pursuant to an exemption therefrom.

(c)	During the Restriction Period, the Restricted Shares may not be sold, hypothecated, pledged or otherwise transferred in any manner except by will or the laws of descent and distribution or as otherwise specifically permitted herein.

3.	The Award shall not constitute nor be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any of its Subsidiaries to employ or continue the employment of the Participant for any period.

4.	Termination of Employment.

(a)	Except as provided in subparagraph (b) and subparagraph (c) of this paragraph 4, the Restricted Shares shall be automatically forfeited upon the Participant’s

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THE CHUBB CORPORATION LONG-TERM STOCK INCENTIVE PLAN (2000)	Restricted Stock Award

termination of employment during the Restriction Period. Upon any forfeiture of Restricted Shares hereunder, ownership of such shares shall be transferred to the Corporation and the Participant shall cease to have any ownership interest in such shares as of the date of such forfeiture.

(b)	Upon termination of the Participant’s employment for retirement on or after Participant’s Normal Retirement Date under the Corporation’s Pension Plan, or by reason of death or disability (as defined in such Pension Plan) of the Participant or for any reason with the consent of the Committee, there shall be distributed to the Participant (or the Participant’s Designated Beneficiary in the case of the Participant’s death) the number of Restricted Shares equal to the number of Restricted Shares times a fraction the numerator of which is the number of full calendar months from December 2, 2002 to the date of such termination of employment and the denominator of which is 24, and all other Restricted Shares shall be forfeited, provided, however, that the Committee may determine that the Participant (or the Designated Beneficiary) is entitled to receive a greater number of Restricted Shares up to but not exceeding the number of Restricted Shares which would have been distributed had the Participant continued to be employed until December 2, 2004.

(c)	Upon termination of the Participant’s employment that would give rise to benefits under Section 5(a) of the Employment Agreement by and between the Corporation and the Participant effective as of December 1, 2002, the Restricted Shares shall vest in accordance with the terms therein.

(d)	Transfer from the Corporation to a Subsidiary, from a Subsidiary to the Corporation, or from one Subsidiary to another shall not be considered a termination of employment. Nor shall it be considered a termination of employment if the Participant is placed on a military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the later of the date when the leave equals ninety days or the date when a Participant’s right to reemployment shall no longer be guaranteed either by law or by contract.

5.	Change in Control. In the case of (i) any merger, consolidation or combination of the Corporation with or into another corporation (other than a merger, consolidation or combination in which the Corporation is the continuing corporation and which does not result in its outstanding stock being converted into or exchanged for different securities, cash or other property, or any combination thereof) or a sale of all or substantially all of the business or assets of the Corporation or (ii) a Change in Control (as defined below) of the Corporation, which occurs on or after December 2, 2003 (any such event described in (i) or (ii) which occurs on or after December 2, 2003 being hereinafter referred to as a “Change Event”), Restricted Shares not previously forfeited pursuant to paragraph 4 shall become vested and nonforfeitable.

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THE CHUBB CORPORATION LONG-TERM STOCK INCENTIVE PLAN (2000)	Restricted Stock Award

A “Change in Control” shall be deemed to have occurred if (a) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially 25% or more of the Common Stock outstanding, or (b) following (i) a tender or exchange offer for voting securities of the Corporation, or (ii) a proxy contest for the election of directors of the Corporation, the persons who were directors of the Corporation immediately before the initiation of such event cease to constitute a majority of the Board of Directors of the Corporation upon the completion of such tender or exchange offer or proxy contest or within one year after such completion.

6.	In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Award, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of the number and kind of shares (or other property) subject to this Award and/or, if deemed appropriate, make provision for a cash payment to the person holding this Award provided, however, that the number of Restricted Shares subject to this Award shall always be a whole number.

7.	Any notice given hereunder to the Corporation shall be addressed to The Chubb Corporation, attention Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and any notice given hereunder to the Participant shall be addressed to the Participant at the Participant’s address as shown on the records of the Corporation.

8.	The Participant agrees to be bound by the terms and conditions hereof and of the Plan.

9.	Cancellation and Rescission of Restricted Stock Award. The Committee may also cancel any Restricted Stock Award at any time, and the Corporation shall have the additional rights set forth below in this paragraph 9, if the Participant is not in compliance with all applicable provisions of this Award agreement and the Plan including the following conditions:

(a)	A Participant shall not, without prior written authorization from the Corporation, disclose to anyone outside the Corporation, or use in other than the Corporation’s or any of its Subsidiaries’ business, any confidential information or material relating to the business of the Corporation or any of the Corporation’s Subsidiaries that is acquired by the Participant either during or after employment with the Corporation or any of the Corporation’s Subsidiaries.

(b)	A Participant shall not during his or her employment with the Corporation or any of its Subsidiaries and for a period of one (1) year following any termination of such employment relationship directly or indirectly solicit, persuade, encourage or induce any individual employed by the Corporation or any of its Subsidiaries during the above-referenced time periods to become employed by or associated

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THE CHUBB CORPORATION LONG-TERM STOCK INCENTIVE PLAN (2000)	Restricted Stock Award

with any person or entity other than the Corporation or any of its Subsidiaries which employs Participant or for which Participant serves as an officer, director, shareholder, partner or consultant, or with any firm related to any such person or entity or to permit any other person or entity to do so on Participant’s behalf.

(c)	A Participant shall disclose promptly and assign to the Corporation all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation or any of its Subsidiaries, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any of its Subsidiaries and shall do anything reasonably necessary to enable the Corporation or any of its Subsidiaries to secure a patent, copyright or any other intellectual property rights where appropriate in the United States and in foreign countries.

(d)	Failure to comply with the provisions of this paragraph 9 prior to, or during the six months after, the end of the Restriction Period pursuant to the Restricted Stock Award shall cause the Restricted Stock Award to be rescinded. The Corporation shall notify the Participant in writing of any such rescission within two years after the end of the Restricted Period provided, however, that the Corporation may, in its discretion, in any individual case provide for waiver in whole or in part of compliance with the provisions of this paragraph 9. Within ten days after receiving such a notice from the Corporation, the Participant shall pay to the Corporation the amount of any gain realized or payment received as a result of the vesting of the Restricted Stock Award. Such payment shall be made either in cash and/or by returning to the Corporation the number of shares of Stock that the Participant received in connection with the rescinded Restricted Stock Award.

10.	Governing Law. The Award and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of New York.

THE CHUBB CORPORATION

By:	/s/ Henry G. Gulick

Secretary

Date:	December 2, 2002

(Page 4 of 4)

THE CHUBB CORPORATION	Employee Stock Option Award
LONG-TERM STOCK	Nonstatutory
INCENTIVE PLAN (2000)	EXHIBIT C

1.	Pursuant to the provisions of The Chubb Corporation Long-Term Stock Incentive Plan (2000) (the “Plan”), The Chubb Corporation (the “Corporation”) on the date set forth below granted and hereby evidences the grant, subject to the terms and conditions set forth herein and in the Plan, the option (the “Option”) to purchase from the Corporation 133,618 shares of Common Stock, $1.00 par value, of the Corporation, at the purchase price of $58.425 per share, the Option to be exercisable as hereinafter provided. The option is intended to be a nonstatutory stock option which does not qualify as an incentive stock option within the meaning of section 422 of the Internal Revenue Code of 1986 as amended. All capital terms used herein which are not otherwise defined herein shall have the meaning specified in the Plan.

2.	Subject to the terms and conditions hereof and of the Plan, the Option shall become exercisable in two equal installments of 66,809 shares on the first and second anniversaries of December 2, 2002, provided that the Optionee remains in the employ of the Corporation through each such date.

Any exercise of the Option shall be made by giving the Corporation or its designee written notice of exercise specifying the number of shares to be purchased and specifying whether, and to what extent, the option is being exercised. The notice of exercise shall be accompanied by tender to the Corporation of the full purchase price of said shares and the related amount of income taxes required to be withheld by the Corporation, unless the Optionee has elected to have shares withheld to satisfy such income tax withholding in accordance with the rules promulgated by the Committee. Payment of the purchase price of the shares shall be made in cash, check, shares of Common Stock of the Corporation, or a combination of the foregoing provided, however, that the Committee may, in its sole discretion, prohibit or limit the use of shares of Common Stock of the Corporation as part or full payment of the purchase price.

3.	Without limiting the generality of paragraph 1 hereof, it is understood and agreed that the Option is subject to the following conditions:

(a)	The Option shall not in any event be exercisable after the close of business on December 1, 2012;

(b)	The Option shall not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Optionee, shall be exercised only by the Optionee or by the Optionee’s guardian or legal representative unless the Committee determines that permitting such an exercise by a guardian or legal representative will violate any applicable federal or state law; and

(c)	Neither the Optionee nor any legal representative, legatee, or distributes of the Optionee shall be deemed to be a holder of or possess any shareholder rights with respect to any shares subject to the Option prior to the issuance of such shares upon exercise of the Option.

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THE CHUBB CORPORATION	Employee Stock Option Award
LONG-TERM STOCK	Nonstatutory
INCENTIVE PLAN (2000)

(d)	The grant of the Option should be considered extraordinary, and is not part of the Optionee’s regular compensation. The granting of options may be terminated at any time, and this current grant does not confer any right or expectation that awards will be made to the Optionee in the future.

4.	Restoration Options. (a) Subject to the conditions of paragraph 4(b) below, in the event the Optionee exercises the Option, in whole or in part, and pays the purchase price by delivering shares of Common Stock, the Optionee shall automatically be granted on the date of such exercise a Restoration Option. Such Restoration Option shall be a Nonstatutory Stock Option for the number of shares so tendered plus, if applicable, any shares of Common Sock tendered to satisfy withholding tax liability arising in connection with such exercise, shall have a purchase price per share equal to the Fair Market Value of a share of Common Stock on the date of such exercise, shall be exercisable from the date of grant of such Restoration Option until the earlier of (i) the expiration date specified in paragraph 3(a) above (ii) or the time provided in paragraph 7(a), (b) or (c) below, as applicable, and shall be reflected in a Restoration Option Award furnished to the Optionee as soon as practicable after the date of such exercise.

(b) Paragraph 4(a) shall not be applicable (i) to an exercise of the Option after December 2, 2009, (ii) to an exercise of the Option when the Fair Market Value of a share of Common Stock is not at least $73.03, (iii) to an exercise of the Option at any time after the Optionee has terminated employment with the Corporation for any reason, or (iv) if the Committee determines that paragraph 4(a) shall not be applicable.

5.	The granting of the Option shall not constitute nor be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any of its Subsidiaries to employ or continue the employment of the Optionee for any period.

6.	In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Option, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (1) the number and kind of shares, subject to the Option and (2) the exercise price with respect to the Option and/or, if deemed appropriate, make provision for a cash payment to the person holding the Option provided, however, that the number of shares subject to the Option shall always be a whole number.

7.	Termination of Employment.

(a)	Except as provided in subparagraph (b) and subparagraph (c) of this paragraph 7, the Option shall be automatically cancelled upon the Optionee’s termination of employment.

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THE CHUBB CORPORATION	Employee Stock Option Award
LONG-TERM STOCK	Nonstatutory
INCENTIVE PLAN (2000)

(b)	Upon termination of the Optionee’s employment for retirement on or after Optionee’s Normal Retirement Date or Earliest Retirement Age under the Corporation’s Pension Plan, or by reason of the disability (as defined in such Pension Plan) of the Optionee, or for any reason with the consent of the Committee, the Option if outstanding for one year prior to such termination date shall be fully exercisable by the Optionee after the date of such termination through the expiration date of the Option specified in accordance with paragraph 3 (a), above. In the event of death of the Optionee (whether before or after termination of employment), the Option if outstanding for one year prior to such death (if not previously cancelled) shall be fully exercisable by the Optionee’s legal representative through the expiration date of the Option specified in accordance with paragraph 3 (a) above.

(c)	Upon termination of the Participant’s employment that would give rise to benefits under Section 5(a) of the Employment Agreement by and between the Corporation and the Participant effective as of December 1, 2002, the Option shall vest in accordance with the terms therein.

(d)	Transfer from the Corporation to a Subsidiary, from a Subsidiary to the Corporation, or from one Subsidiary to another shall not be considered a termination of employment. Nor shall it be considered a termination of employment if the Optionee is placed on a military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship.

8.	Mergers, Sales and Change in Control. In the case of (i) any merger, consolidation or combination of the Corporation with or into another corporation (other than a merger, consolidation or combination in which the Corporation is the continuing corporation and which does not result in its outstanding stock being converted into or exchanged for different securities, cash or other property, or any combination thereof) or a sale of all or substantially all of the business or assets of the Corporation or (ii) a Change in Control (as defined below) of the Corporation, the Option if then outstanding shall become exercisable in full.

A “Change in Control” shall be deemed to have occurred if (a) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially 25% or more of the Common Stock outstanding, or (b) following (i) a tender or exchange offer for voting securities of the Corporation, or (ii) a proxy contest for the election of directors of the Corporation, the persons who were directors of the Corporation immediately before the initiation of such event cease to constitute a majority of the Board of Directors of the Corporation upon the completion of such tender or exchange offer to proxy contest or within one year after such completion.

9.	Any notice to be given hereunder to the Corporation, other than with respect to option exercises, shall be addressed to The Chubb Corporation, attention Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and any notice given

(Page 3 of 4)

THE CHUBB CORPORATION	Employee Stock Option Award
LONG-TERM STOCK	Nonstatutory
INCENTIVE PLAN (2000)

hereunder to the Optionee shall be addressed to him at this address as shown on the records of the Corporation.

10.	The Optionee agrees to be bound by the terms and conditions hereof and of the Plan.

11.	Governing Law. The Option and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of New York.

THE CHUBB CORPORATION

By:	/s/ Henry G. Gulick
Secretary

Date:	December 2, 2002

(Page 4 of 4)

EXHIBIT D

Form of Release

     (a)  In consideration for the payment of the severance described in the Executive employment agreement with the Company (the “Employment Agreement”), dated as of January 9, 2003, the Executive for himself, and for his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and divisions and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now have, or may have in the future against each or any of the Releasees, including under the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the Employment Agreement, and the Change in Control Employment Agreement (collectively “Executive/Releaser Actions”) from the beginning of the world until the date hereof.

     (b)  The Executive acknowledges that: (i) this entire Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Release; (iii) he was given a period of twenty-one days within which to consider this Release; and (iv) to the extent he executes this Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release by delivering notice to the Company pursuant to the notice provision of Section 12 of the Employment Agreement prior to the expiration of the seven-day period following the date hereof, and the severance benefits under the Employment Agreement shall not become effective, and no payments or benefits shall be made or provided thereunder, until the day after the expiration of such seven-day period (the “Revocation Date”). Upon such revocation, this Release and the severance provisions of the Employment Agreement shall be null and void and of no further force or effect.

     (c)  Notwithstanding anything herein to the contrary, the sole matters to which the Release do not apply are: (i) the Executive’s rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to            with regard to his service as an officer of the Company (including, without limitation, under Section 11 of the Employment Agreement); (ii) the Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA; or (iii) the Executive’s rights under Sections 3(b)(xii), 5, 7, 9 and 11 of the Employment Agreement which are intended to survive termination of employment.

     (d)  This Release is the complete understanding between the Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

     (e)  In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

     (f)  This Release is to be governed and enforced under the laws of the State of New Jersey (except to the extent that New Jersey conflicts of law rules would call for the application of the law of another jurisdiction).

     (g)  This Release inures to the benefit of the Company and its successors and assigns.

EXECUTIVE